[Every page of the original document bears a stamped seal of Notary's Office 8, as well as its address, an illegible signature and a legend reading: Number Fifteen Thousand One Hundred and Ninety-Seven]

VOLUME SEVEN HUNDRED AND TWENTY-SIX/mbq*

NUMBER FIFTEEN THOUSAND ONE HUNDRED AND NINETY-SEVEN

In Durango, Capital of the State of the same name, on the eighteenth day of February, two thousand and twelve, I, **JESÚS BERMÚDEZ FERNÁNDEZ**, Notary Public Number EIGHT for the Judicial District of Durango, incumbent, hereby **FORMALIZE**: **THE MINING CONTRACT** entered into by and between **MINERALES DE AVINO, SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE,** represented herein by **RAYMUNDO EDUARDO STACKPOLE ARMENDÁRIZ**, legal representative, hereinafter the **"CONCESSIONARY"**, on the one hand, and **COMPAÑÍA MINERA MEXICANA DE AVINO, SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE,** represented herein by **JOSÉ CARLOS RODRÍGUEZ MORENO,** legal representative, hereinafter the **"THE MINING COMPANY"**, on the other, in accordance with the following recitals and clauses:

RECITALS:

I. The **CONCESSIONARY**, through its representative, declares that:

a) It is a mining company duly incorporated and validly existing in accordance with the laws of the United States of Mexico ("Mexico"), as evidenced in Public Document No. six dated January ten, nineteen sixty-nine, granted before Luis Bustamante Gurza, being at the time Notary Public No. Twenty-one for Torreon, District of Viesca, State of Coahuila de Zaragoza, registered under number 5 (five), page 31 (thirty-one), Volume 152 (one hundred and fifty-two), of the Registry of Commerce of the District of Viesca, on August eighteen, nineteen seventy.

b) In accordance with the terms set forth in Public Document No. 451 granted before Jacinto Faya Viezca, Notary Public No. 3 for Torreon, Coahuila, its legal representative has sufficient powers to bind it under the terms hereof, and that said powers have not been revoked, amended or restricted in any manner to date.

c) It is the sole legal holder of the rights under the concessions (the "Concessions") that cover the mining lots referred to in the document attached hereto as Exhibit "A", which is signed by the parties (the "Mining Lots"), all of which are located in the Municipality of Panuco de Coronado, Durango, Mexico.

d) The Concessions are free and clear all liens, encumbrances or restrictions of any type, including, but not limited to, expropriation, temporary use or easement.

e) The Concessions are valid in accordance with all obligations that apply to them in accordance with the Mining Act and its Regulations and the Federal Taxes Act.

f) It is unaware of there being any hindrance, claim, obligation or risk concerning the mining work on the Mining Lots.

g) It has not assumed any obligation with any third party that prevents it from performing this contract; and

h) It is interested in granting the mining rights under the Concessions to the Mining Company, under the terms hereof.

II. The Mining Company, through its representative, declares that:

GLORIA OROZCO MENDOZA
PERITO TRADUCTOR
CONSEJO DE LA JUDICATURA FEDERAL

a) It is a mining company duly incorporated and validly existing in accordance with the laws of Mexico, as evidenced in Public Document No. 32,071 (thirty-two thousand and seventy-one) dated September 7 (seven), 1970 (nineteen seventy), granted before Francisco Vázquez Pérez, being at the time Notary Public No. 74 (seventy-four) for the Federal District, entered in the Public Registry of Commerce of the Federal District in Book Three, Volume 714 (seven hundred and fourteen), page 429 (four hundred and twenty-nine), under number 404 (four hundred and four), and in the General Corporations Registry of the Public Registry of Mining, Volume XVI (sixteen), pages 116 (one hundred and sixteen) and 117 (one hundred and seventeen), reverse, number 93, and that it is currently registered with the Public Registry of Commerce of Durango, Durango, under electronic folio number 14221*1 (one four two two one asterisk one).

b) In accordance with the terms set forth in Public Document No. three thousand four hundred and ninety-eight, volume six hundred and seventy, dated June fourteen, two thousand and eleven, granted before the undersigned notary, its legal representative has sufficient powers to bind it under the terms hereof, and that said powers have not been revoked, amended or restricted in any manner to date.

c) It is interested in performing mining work on the Mining Lots in accordance with the provisions hereof.

IN VIEW OF THE FOREGOING, the Concessionary and the Mining Company (the "Parties") agree to submit themselves to the following:

CLAUSES:

ONE. Purpose. The Concessionary, MINERALES DE AVINO, SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE, agrees with the Mining Company, COMPAÑÍA MINERA MEXICANA DE AVINO, SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE, to execute the mining production contract on the mining lots referred to in the recitals section and in the following clause.

TWO. Mining Rights. As from the date of the signing of this document (the "Date of Signing") and throughout the effective term of this contract, the Concessionary hereby grants the Mining Company, which hereby acquires, the exclusive right to mine the Mining Lots referred to in Exhibit "A" hereto and that, signed by the parties, is part of this contract, in accordance with the terms and conditions hereof.

The Mining Lots and Concessions are specified below:

NAME	DEED NUMBER	SURFACE AREA
LA PLATOSA (MERGER OF MINING CONCESSIONS).	170585	98.8297
TERCER REY	171327	18.0000
UNIFICACIÓN PRIMER REY.	180282	62.8998
AVINO Y EMMA	170586	23.5130

The Parties agree that the mining rights hereby granted shall be exercised on the Mining Lots which are located on land, the occupation rights of which are legally held 100% (one hundred percent) by the Mining Company. In all cases, the Mining Company shall execute agreements with the owners of the land on which the Mining Lots are located so that it may use said land and, should it fail to obtain said land, either wholly or partially, this shall be considered as breach of its obligations hereunder, in which case it shall be liable to the Concessionary and this shall not in any manner decrease the Minimum Royalty (as defined hereinafter) regardless paying any damage and losses caused.

GLORIA OROZCO MENDOZA
PERITO TRADUCTOR
CONSEJO DE LA JUDICATURA FEDERAL

THREE. Effective Term. The effective term of this contract shall be 15 (fifteen) years as from the Date of Signing, with an option to extend it for 5 (five) years at the request of the Mining Company and with the agreement of the Concessionary.

FOUR. Consideration for Mining. All throughout the mining development, namely 24 (twenty-four) months, the Mining Company undertakes to pay the Concessionary, or whomsoever it nominates, a consideration of $250,000 (two hundred and fifty thousand dollars, legal currency of the United States of America) in ordinary shares of the capital stock issued by Avino Silver & Gold Mines Ltd, which shall be transferred within a maximum of fifteen business days as from the date on which this contract is signed, at the offices of the Concessionary. Said shares shall be non-bearer and share certificates shall be delivered to the Concessionary or to the person or persons it nominates.

FIVE. Minimum Royalty. The Mining Company undertakes to produce a minimum of 15,000 (fifteen thousand) metric tons of minerals every month.

5.1.- If it is not possible to achieve the minimum monthly production volume stated herein, the Mining Company undertakes to pay a royalty equivalent to the monthly production of 15,000 (fifteen thousand) metric tons of minerals, based on the payment made the previous month (the "Minimum Royalty"). This calculation shall apply, provided that the price of copper and silver does not increase or decrease by more than 10% (ten percent). If any such increase or decrease is more than 10% (ten percent), the parties shall agree a new calculation, taking into account the changes in prices.

5.2.- In the event of force majeure, as established in Clause Nine hereof, the Mining Company agrees to pay the Minimum Royalty established above, as follows, per quarter:

- First Quarter: payment of 100% (one hundred percent) of the Minimum Royalty.
- Second Quarter: payment of 75% (seventy-five percent) of the Minimum Royalty.
- Third Quarter: payment of 50% (fifty percent) of the Minimum Royalty.
- Fourth Quarter: payment of 25% (twenty-five percent) of the Minimum Royalty.

If the cause of Force Majeure is still in place after one year of payments, payment shall recommence at a rate of 100% (one hundred percent) of the Minimum Royalty and shall continue being made as per the quarterly schedule.

5.3.- The Mining Company agrees that the cause of Force Majeure, as established in Clause Ten hereof and that results in payment of a Minimum Royalty, shall only apply for a period of 3 (three) consecutive years or 4 (four) non-consecutive years throughout the total effective term of this contract. If the Mining Company is unable to restore operating conditions after 3 (three) consecutive years or 4 (four) non-consecutive years of any suspension of operations less than the minimum established in point 5.1 (five point one), it must pay the Minimum Royalty to ensure that this contract remains in effect.

SIX. General Royalty. As consideration for the mining rights granted for the Mining Lots, the Mining Company shall pay the Concessionary a Net Smelting Return ("NSR") of 3.5% (three point five percent) as from when it commences commercial production of the minerals or metals obtained from the Mining Lots.

NSR means the actual income received from smelters, refiners or other purchasers for the sale of minerals, metals (including ingots or bars), mineral substances or concentrates derived from the

GLORIA OROZCO MENDOZA
PERITO TRADUCTOR
CONSEJO DE LA JUDICATURA FEDERAL

Mining Lots, after deducting the following sums for said income, to the extent that they have not been deducted by the purchaser when calculating payment:

- Charges for smelting or refining;
- Sale cost;
- Analysis;
- Mixtures;
- Insurance on said minerals, metals or concentrates.
- Actual cost of transporting concentrates (including, but not limited to, freight, guarantees, tax on transactions, handling charges, port charges, demurrage, delay and transport incurred for said transport or during the course thereof) of ores, minerals, concentrates or other products derived from the Mining Lots, to a crushing facility or refinery, or an independent crushing facility, and then to the place of sale;
- Customs charges;
- Royalties, taxes or mining charges or other similar charges imposed by the State, and *ad valorem* duties and import and export duties and other taxes or charges on said minerals, metals or concentrates.

With regard to the list of deductions specified above, the Mining Company agrees to restrict said deductions to a maximum percentage of 15% of the NSR, on the understanding that the transport of concentrates from the mine will be within Mexico.

If the provisions of this contract require the Mining Company to deliver concentrates abroad, the total cost of transport shall be deducted before calculating 3.5% (three point five percent) of the NSR.

6.A. Payment of Royalties. Royalties shall be paid on mineral products sold, based on actual income received every calendar month, within 15 (fifteen) calendar days of the end of each month in which final settlements are received from the smelter. Each royalty payment shall include a statement of account that shows the calculation of the NSR.

The Mining Company shall pay the Concessionary royalties at its offices, as established in the notices clause. The Concessionary shall pay all income tax on the income it receives in accordance with this clause.

The Concessionary shall issue invoices in the name of the Mining Company for royalties received, which must meet all the requirements established by tax legislation.

The Concessionary shall charge value-added tax and transfer it to the Mining Company on each invoice issued, this being established expressly and independently.

6.B. Mixture/Segregation of Minerals. The Mining Company shall be entitled to mix minerals mined on the Mining Lots with minerals mined on other mining lots for treating, processing and smelting, provided that the mixture is only made after the Mining Company has taken measurements and samples of the mineral in accordance with metallurgical and mining practices, in order to establish the percentage of humidity and the gross recoverable content of metals, and provided that samples have been analyzed in order to establish the percentage of content of recoverable metal. The Mining Company must keep records that show the weight, humidity and gross recoverable content of metals

GLORIA OROZCO MENDOZA
PERITO TRADUCTOR
CONSEJO DE LA JUDICATURA FEDERAL

and minerals. Metal values must be distributed between the minerals in question and other minerals, based on the gross recoverable content of metal.

6.C. Verification of documents. Throughout the effective term of this contract, the Concessionary shall be entitled to verify, on its own account or through a third party that it nominates and pays, the amount of royalties, their calculation or payment, and all deductions made therefrom, analyses, volume of minerals mined, processed and sent for smelting, and to ensure that mining is performed on the Mining Lots in accordance with applicable legislation. The Concessionary may carry out these checks during working hours (any day of the year, except holydays in accordance with the Federal Labor Law) from 9:00 (nine) a.m. to 4:00 (four) p.m., without hindering the business of the Mining Company. In order to exercise this right, the Concessionary must provide the Mining Company a notice with at least 15 (fifteen) calendar days in advance of the date on which it wishes to carry out any such inspection. The Mining Company shall refund all costs and expenses for this, if it establishes that there is a deficit of 5% (five percent) or more on payment of royalties. Said refund and payment of any difference in royalties must be made within 30 (thirty) calendar days as from the date on which the Concessionary verifies any such difference.

SEVEN. Proof of Work Carried out. Throughout the effective term of this contract, the Mining Company must carry out sufficient mining work to prove to the mining authorities the work carried out and the investment made in the Mining Lots, in accordance with the Mining Act and its Regulations. Throughout the effective term of this contract, the Mining Company shall raise and submit reports for all work carried out on the Mining Lots. If it fails to do so, the Mining Company shall be liable for all damages and losses caused, irrespective of their nature.

Nevertheless, if the Mining Company may not submit work reports with due legal justification, it shall provide the Concessionary with all information and reports it needs so that the Concessionary may submit proof of work carried out. If it does not provide said information or reports, the Mining Company shall be liable for all damage and losses caused.

If the Mining Company decides to terminate this contract early, under Clause Twelve below, the Mining Company shall send the Concessionary all information and reports needed to prove performance of the work up to the date of early termination, so that the Concessionary may submit proof of work carried out on the Mining Lots.

EIGHT. Liability. The Parties agree that the Concessionary shall not be in any way liable in virtue of the work carried out by the Mining Company on the Mining Lots and the review, study and analysis of all technical and legal documents of the Concessions on the part of the Mining Company. As a consequence, bearing in mind that the Mining Company conducts its business in the mining-metallurgical industry, that it has its own material, human and financial resources to perform the abovementioned work and to answer for performance of its obligations as employer with regard to its employees and workers, the Mining Company shall assume all liability derived therefrom with regard to its employees and workers, specifically those obligations concerning housing, social security and financial and labor matters and, in general, any other obligation under the law as employer. In view of the foregoing, the Mining Company agrees to indemnify the Concessionary and hold it harmless at all

ESTADOS UNIDOS MEXICANOS

GLORIA OROZCO MENDOZA
PERITO TRADUCTOR
CONSEJO DE LA JUDICATURA FEDERAL

times for any obligation and/or claim that may arise from its labor association and/or any legal provisions claimed or that may be claimed against it as a consequence of said labor association.

The Mining Company also agrees to notify the Concessionary promptly if it has any collective dispute with its employees and workers, and to inform it of the settlement of any such dispute. The Mining Company must submit proof to the Concessionary to the effect that it has met all its obligations with its workers and with third parties under the Federal Labor Law, the Social Security Act and the National Workers Housing Fund Act and, particularly, payment declarations and payment of social security dues (this being understood as the payment of employee-employer dues) to the Mexican Social Security Institute, the National Workers Housing Fund and contributions to the Retirement Savings System. ----

For the purpose of this contract and in accordance with the above paragraph, "prompt notice" shall mean a notice that must be sent by the Mining Company to the Concessionary concerning any collective dispute regarding the former, within a maximum of 15 (fifteen) business days as from the date of which it is notified of a strike of its employees if they are members of any union or, if they are not members of a union, as from the date on which work is suspended.

NINE. Mining Rights. Throughout the effective term of this contract, the Concessionary shall pay the mining rights for the Concessions. The Mining Company must refund the Concessionary payment for said rights within 15 (fifteen) business days as from the date on which it receives a valid copy of the receipt from the Concessionary.

TEN. Suspension of Performance of Obligations. The obligations of the Mining Company hereunder shall be suspended in the event of force majeure, including, but not limited to, war, riot, strike, failure to gain access to any of the Mining Lots for natural causes or human causes, and similar cases, no sales contract for concentrates or inability failure to sell said concentrates. In the event of suspension, the Parties shall take all measures possible to solve the matter that is preventing continuation of work on the Mining Lots, as soon as possible, provided that any suspension of obligations due to an event of Force Majeure shall result in the payment established in Clause Five.

ELEVEN. Purchase Option. The Concessionary hereby grants the Mining Company an option (the "Option") and the Mining Company acquires the exclusive and unilateral right to choose to acquire 100% (one hundred percent) of the rights of concession (the "Rights of Concession") that cover the Concessions. The Option shall be valid throughout the effective term established in Clause Three above ("Validity of the Option").

TWELVE. Price of Purchase. The price of purchase for 100% (one hundred percent) of the rights of the Concessions referred to in Exhibit "A" hereto is US$8,000,000.00 (eight million dollars, legal currency of the United States of America). If the Mining Company decides to exercise its Purchase Option during the effective term of the contract, it shall pay the Concessionary the total of the Price of Purchase upon formalization before a notary public of 100% (one hundred percent) of the rights on the Concessions.

The Concessionary shall sign and ratify the sale agreement before a notary public designated by the Mining Company, within 15 (fifteen) calendar days of the date on which the Concessionary receives notice of exercising of the Purchase Option.

ESTADOS UNIDOS MEXICANOS

GLORIA OROZCO MENDOZA
PERITO TRADUCTOR
CONSEJO DE LA JUDICATURA FEDERAL

THIRTEEN. Early Termination. Provided that it has met its obligations hereunder, the Mining Company may terminate this contract early at any time by simply notifying the Concessionary in writing 90 (ninety) calendar days before the date on which early termination shall come into effect.

If this contract is terminated early, the Mining Company shall send the Concessionary a copy of all technical studies carried out on the Mining Lots, within 90 (ninety) calendar days of the date of termination, and shall apply for cancellation of the contract with the Public Registry of Mining. The Mining Company shall not assume any liability regarding the interpretation and evaluation of said technical studies.

FOURTEEN. Contingencies and/or Damage. The Mining Company shall be fully liable for any contingency and/or damage that may be caused in view of any action taken in accordance herewith and, specifically, for any transgression of applicable environmental legislation, provided that any transgression occurs after the date on which work in the Mining Lots commences.

FIFTEEN. Assignment of the Contract. Provided that it has met its obligations hereunder, the Mining Company may assign and/or transfer any of its rights and obligations hereunder to any third party, in which case it needs only notify the Concessionary in writing.

At the time of assignment and/or transfer, the Mining Company shall be fully released from its obligations hereunder, on the understanding that the assignee and/or acquiror shall assume all rights and obligations of the Mining Company.

The parties hereby evidence that the Concessionary has notified the Mining Company of its intention to transfer all rights and obligations under the Concessions to a Mexican mining company that shall soon be incorporated by Raymundo Stackpole Armendariz and members of his family, the shareholding of which shall be different to the current shareholding of the Concessionary.

In view of this, the Concessionary may assign and/or transfer its rights and obligations hereunder to said new corporation incorporated by Raymundo Stackpole Armendáriz and members of his family, provided that the assignment and/or transfer agreement to be signed by the Concessionary for its rights and obligations hereunder is first approved in writing by the Mining Company.

SIXTEEN. Expenses, Charges and Tax. All expenses and charges incurred for formalization of this contract or for formalization of the Sale Agreement shall be to the account of the Mining Company, as shall the cost of registration with the Public Registry of Mining. All tax on the profits or income received by the Concessionary shall be paid by the Concessionary in accordance with applicable tax legislation.

SEVENTEEN. Notices. All notices or other communications required under the contract shall be sent in writing either personally or by overnight courier service, or by facsimile, to the following addresses:

The Concessionary:

Minerales de Avino, Sociedad Anónima de Capital Variable.

Carretera Cuencamé-Torreon km 2 (two).

Cuencamé, Dgo.

Att'n: Raymundo Stackpole Armendáriz.

The Mining Company:

Compañía Minera Mexicana de Avino, Sociedad Anónima de Capital Variable.

Alonso de Pacheco 300 (three hundred).

Colonia Nueva Vizcaya.

GLORIA OROZCO MENDOZA
PERITO TRADUCTOR
CONSEJO DE LA JUDICATURA FEDERAL

34080 Durango, Durango.

Att'n: José Carlos Rodríguez Moreno.

Cc: (without being considered as a notice) Bufete González Olguín, Sociedad Civil.

Bosque de Alisos 47 (forty-seven) B, Local A1-02 (one dash zero two), Oficina 30 (thirty).

Colonia Bosques de las Lomas.

05120, Mexico, Distrito, Federal.

Att'n: Juan Manuel González Olguín.

Either party may change its address by notifying the other party in writing. All notices shall be considered as sent on the date they are received if sent during normal business hours, and the following day if notices are sent outside working hours.

EIGHTEEN. Confidentiality. Except regarding registration of documents with the proper authorities, any information required by the authorities for, or any information that may be disclosed by the head office of the Mining Company to any stock market, all contract stipulations, documents and information shall be considered as confidential by the parties and their assignees and successors. The Concessionary must keep as confidential all knowledge and information concerning geological, mining and deposits of minerals and/or the mining potential of Mining Lots.

NINETEEN. Successors and Assignees. All provisions of this contract shall bind and benefit the successors and assignees of the Concessionary and the Mining Company.

TWENTY. Headings. The headings herein and all paragraphs and sub-paragraphs are included for reference purposes only and shall not affect construal of the contract.

TWENTY-ONE. Total Agreement. This contract constitutes the total agreement of the Parties and renders null and void any other previous contract or commitment concerning the subject matter hereof. The contract may only be amended by agreement in writing signed by each Party hereto.

TWENTY-TWO. Additional Obligations. Each party must perform the acts and raise the additional documents that may be needed to conduct the operations established herein.

TWENTY-THREE. Applicable Legislation and Courts. This contract shall be governed, construed and performed in accordance with the applicable laws of Mexico. If any dispute arises between the Parties concerning construal or performance of the contract, the Parties shall submit themselves to the jurisdiction of the common courts of Durango, Durango, and expressly waive any other jurisdiction that may correspond to them on account of their domicile or for any other reason.

This contract shall be executed in accordance with Article 78 (Seventy-eight) of the Code of Commerce, so it is of a commercial nature. If any dispute arises regarding any matter not specified herein, mining and commercial legislation apply and the Federal Civil Code shall supply any deficiency for any matter not stipulated in the above legislation.

LEGAL EXISTENCE AND REPRESENTATION

I.- RAYMUNDO EDUARDO STACKPOLE ARMENDÁRIZ evidences the legal existence of his principal and his powers to grant this contract, which he declares have not been revoked, amended or limited in any manner, with a copy of **PUBLIC DOCUMENT NUMBER FOUR HUNDRED AND FIFTY-ONE, VOLUME TWENTY-ONE,** transcribed as follows: In Torreon, Notarial District of Viesca, State of Coahuila de Zaragoza, on the 5th (fifth) day of November, 1998 (nineteen ninety-eight), JOSÉ ANTONIO SORIANO HERNÁNDEZ appeared before me, JACINTO FAYA VIESCA, Notary Public No. 3

GLORIA OROZCO MENDOZA
PERITO TRADUCTOR
CONSEJO DE LA JUDICATURA FEDERAL

(three), for this District, in representation of MINERALES DE AVINO, S.A. DE C.V., and declared the following: I.- That the shareholders of MINERALES DE AVINO, S.A. DE C.V., agreed at the Ordinary General Shareholders' Meeting held on June 15 (fifteen), 1998 (nineteen ninety-eight), to adopt several resolutions, including, among others, the appointment of RAYMUNDO EDUARDO STACKPOLE ARMENDÁRIZ as the Attorney-in-Fact, Legal Representative and Manager of the corporation for lawsuits and Collections, Acts of Administration and Acts of Ownership, with powers of substitution, except for Acts of Ownership. The party appearing was appointed as the delegate of said meeting, as may be inferred from the minutes of the meeting, to appear before a notary public in order to formalize the minutes and, in particular, formalize the appointment made and the powers of attorney granted to RAYMUNDO EDUARDO STACKPOLE ARMENDÁRIZ as Legal Representative, Attorney-in-Fact and Manager of the Administrative Department... CLAUSES.- ONE.- JOSÉ ANTONIO SORIANO HERNÁNDEZ, as delegate of the General Shareholders' Meeting of MINERALES DE AVINO, SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE, held on June 15 (fifteen), 1998 (nineteen ninety-eight) at 11:00 a.m., and in fulfillment of the resolutions passed at said meeting, **grants RAYMUNDO EDUARDO STACKPOLE ARMENDÁRIZ, a Broad General Power of Attorney for Lawsuits and Collections, Acts of Ownership and Acts of Administration,** with all general and special powers requiring special clause by law, under the terms of the first two paragraphs of Article 2448 (two thousand four hundred and forty-eight) of the Civil Code for the State of Coahuila, Article 2554 (two thousand five hundred and fifty-four), paragraphs one and two, of the Civil Code for the Federal District, and their correlatives articles of the civil codes of the states of Mexico, including the powers specified in Article 2481 (two thousand four hundred and eighty-one) and 2587 (two thousand five hundred and eighty-seven), respectively, of the same codes, as follows: I.- To abandon; II.- To challenge; III.- To submit to arbitration; IV.- To answer and formulate interrogatories; V.- To assign assets; VI.- To challenge; VII.- To receive payments; VIII.- For any other acts expressly determined by Law.- The following special powers are also granted: a) To file, process and abandon all types of lawsuits with the federal or state courts of any type, and writ of *amparo*[1], as well as to file criminal accusations and complaints, and assist the Attorney General until obtaining repair of any damage of criminal acts or omissions, grant pardon and abandon when the offense so merits.- b) To grant, extend and execute agreements.- c) He is appointed as Manager of the Administrative Department and may appear before all the labor authorities referred to in Article 523 (five hundred and twenty-three) of the Federal Labor Law as legal representative of the corporation, under the terms of Articles 11 (eleven), 692 (six hundred and ninety-two), Sub-section II (Two), and 876 (eight hundred and seventy-six) of the Federal Labor Law, the former of which reads as follows: "Administrative directors, managers and other persons who discharge executive or management functions in corporations or establishments shall be considered as representatives of the employer and, as such, they are bound under the association with their employees".- As Legal Representative of the principal, he may appear before the National Workers Housing Fund (INFONAVIT, acronym in Spanish), the Mexican Social Security Institute (IMSS, initials in Spanish) and the National Workers Consumption Fund (FONACOT, acronym in Spanish), to

[1] Translator's note: *Amparo*: Constitutional action alleging violation or rights by the government or a court of law. No equivalent in U.S. law.

GLORIA OROZCO MENDOZA
PERITO TRADUCTOR
CONSEJO DE LA JUDICATURA FEDERAL

immediately deal with any matters put forward, either generally or particularly, even with the union and with the employers of the corporation, on the understanding that said powers shall be exercised with no limitation, even those requiring special clause.- Furthermore, the legal representative of the granting corporation is authorized to file and abandon writ of *amparo*, sign agreements, and to settle and submit to arbitration all employer-employee matters that arise between the corporations in which the principal has an interest and the union of workers, on an individual basis. In addition, with no limitation, the representative may attend any type of hearing, take decisions, answer and formulate interrogatories, accept conciliation, with the power to settle any labor dispute, sign all types of agreements, answer all types of lawsuits and offer reinstatements.- d) To appoint one or several legal representatives, directors, managers, assistant managers, agents and employees of the corporation and supervise the discharge of their functions, granting them the general or special powers that he deems appropriate, so as to establish their functions and their obligations, representation and remuneration, being able to remove them freely and cancel the powers of attorney conferred upon them.- e) To appoint the General or Special Attorneys-in-Fact of the corporation, without losing his powers, conferring upon them the general or special powers of attorney considered suitable, and being able to remove them freely and revoke the powers conferred upon them.- POWER OF ATTORNEY FOR ACTS OF OWNERSHIP (MAY NOT BE DELEGATED) so as to represent the Corporation with all powers of owner, thus being authorized with all necessary attributes to dispose of its assets, and all powers to take any action to defend them, encumber them and mortgage them, as this power is granted with no limitation, under the terms of Article 2554 (two thousand five hundred and fifty-four) of the Civil Code for the Federal District on common matters and for the entire country for federal jurisdiction, and its correlative Article 2448 (two thousand four hundred and forty-eight) of the Civil Code for the State of Coahuila.- POWER OF ATTORNEY TO GRANT, CONFER AND REVOKE POWERS OF ATTORNEY WITHIN HIS POWERS, EXCEPT FOR POWER OF OWNERSHIP, so that, in representation of the corporation, he may grant to third parties the powers of attorney granted to him herein, and revoke the same, with the broadness or restrictions he deems suitable, without losing the power he grants to third parties, the only exception being that under no circumstances may he delegate power of attorney for acts of ownership.- TWO.- JOSÉ ANTONIO SORIANO HERNÁNDEZ binds his principal, MINERALES DE AVINO, S.A. DE C.V., to abide by and observe the powers exercised by its Attorney-in-Fact and Legal Representative, RAYMUNDO EDUARDO STACKPOLE ARMENDÁRIZ, when performing the powers of attorney granted to him hereby...".

II.- JOSÉ CARLOS RODRÍGUEZ MORENO evidences the legal existence of his principal and his powers of attorney to grant this document, which he declares have not been revoked, amended or limited in any manner, with the following document: Public Document No. thirteen thousand four hundred and ninety-eight, volume six hundred and seventy, granted before the undersigned notary on June fourteen, two thousand eleven, which formalized the resolutions passed by the Board of Directors of **COMPAÑÍA MINERA MEXICANA DE AVINO, SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE,** on March thirty, two thousand eleven, transcribed as follows: "...**RESOLUTIONS PASSED UNANIMOUSLY BY THE MEMBERS OF THE BOARD OF DIRECTORS OF COMPAÑÍA MINERA MEXICANA DE AVINO, S.A. DE C.V., OUTSIDE THE MEETING ON MARCH 30, 2011.-** These resolutions were passed in accordance with Article 143, final paragraph, of the General Corporations

GLORIA OROZCO MENDOZA
PERITO TRADUCTOR
CONSEJO DE LA JUDICATURA FEDERAL

Act, and paragraph 3, Article Fifteen, of the bylaws of Compañía Minera Mexicana de Avino, S.A. de C.V. (the "Corporation"), by the unanimous vote of David Charles Wolfin, Louis Wolfin, Lisa Sharpy and Jose Carlos Rodriguez Moreno, who represent the entirety of the members of the board of directors of the Corporation.- **RESOLUTIONS.- ONE.** "With the restrictions established below, the following powers of attorney are granted to **JOSÉ CARLOS RODRÍGUEZ MORENO** to represent **COMPAÑÍA MINERA MEXICANA DE AVINO, S.A. DE C.V.: a) General power of attorney for lawsuits and collections,** which he may exercise to act for and on behalf of the Corporation with all types of individuals or corporate entities, and local, state or federal administrative, judicial and labor authorities and/or organizations, in accordance with paragraph one of article two thousand five hundred and fifty-four of the Civil Code for the Federal District or its correlative of the Federal Civil Code and of the civil codes for the states of Mexico, with all types of general powers of attorney, including those requiring special clause by law, in accordance with article two thousand five hundred and eighty-seven of the Civil Code for the Federal District and its correlative of the Federal Civil Code and of the civil codes for the states of Mexico, including, but not limited to, the power to abandon, settle, submit to arbitration, answer and formulate interrogatories in court, challenge, make and receive payments and assign assets, file and desist from writ of *amparo*, file and abandon criminal accusations and complaints, granting pardon, and assist to the Attorney General; **b) General power of attorney for acts of administration,** which he may exercise before all types of individuals or corporate entities, and local, state or federal administrative, judicial and labor authorities and/or organizations, in accordance with paragraph two of article two thousand five hundred and fifty-four of the Civil Code for the Federal District or its correlative of the Federal Civil Code and of the civil codes for the states of Mexico, therefore, he is authorized to, for and on behalf of the Corporation, take all types of action and conduct all types of procedures to deal with any matter of the Corporation with said authorities and/or entities, including, but not limited to, the Ministry of Finance and Public Credit, the Tax Administration Service, the Ministry of Finance and Administration of the State Government of Durango, the Ministry of Defense, the Mexican Social Security Institute, the National Workers Housing Fund, the National Workers Consumption Fund and the Retirement Savings System; **c) General power of attorney for acts of administration in labor matters**, which he may exercise with employer representation of the Corporation, under the terms of article eleven of the Federal Labor Law and, as such, is authorized to act with the unions with which collective bargaining agreements have been signed and for all purposes of collective disputes; he may act before workers personally considered and for all individual disputes and, in general, for all employer-employee related matters and before any of the labor and social security authorities referred to in article five hundred and twenty-three of the Federal Labor Law. He may also appear before State and Federal Conciliation and Arbitration Boards and, as a consequence, he shall bear employer representation for the purposes of articles eleven, forty-six and forty-seven, and the legal representation of the Corporation in order to evidence the capacity of the Corporation in and out of court, under the terms of article six hundred and ninety-two, sub-sections two and three. He may appear at the introduction of testimony, under the terms of articles seven hundred and eighty-seven and seven hundred and eighty-eight of the Federal Labor Law, with the power to answer and formulate interrogatories and to introduce testimony in all its parts. He may state addresses for receiving notices, under the terms of article eight hundred and sixty-six, appear with all

GLORIA OROZCO MENDOZA
PERITO TRADUCTOR
CONSEJO DE LA JUDICATURA FEDERAL

legal representation at the hearing referred to in article eight hundred and seventy-three, at the stages of conciliation, complaint and defense, and the offering and admitting of evidence, under the terms of articles eight hundred and seventy-five, eight hundred and seventy-six, sub-sections one and six, eight hundred and seventy-seven, eight hundred and seventy-eight, eight hundred and seventy-nine and eight hundred and eighty. He may also appear at the audience for introduction of evidence, under the terms of articles eight hundred and seventy-three and eight hundred and seventy-four. He is also conferred power of attorney to propose conciliatory arrangements, conduct transactions, take all types of decisions, negotiate and sign labor contracts, and act as the representative of the Corporation as administrator, with regard to all types of labor lawsuits and proceedings filed with any authority. He may also perform acts to sign and rescind labor contracts, and appear before the Mexican Social Security Institute, the National Workers Housing Fund and the National Workers Consumption Fund; **d) General power of attorney for acts of ownership**, which he may exercise before all types of individuals or corporate entities, and federal, state or local administrative, judicial and labor authorities and organizations, in accordance with paragraph three of article two thousand five hundred and fifty-four of the Civil Code for the Federal District or its correlative of the Federal Civil Code and the civil codes for the states of Mexico, with the power to encumber the property of the corporation and to donate its property; **e)** Power of attorney to issue, endorse, guarantee or, in any other manner, subscribe or negotiate **negotiable instruments,** in accordance with Article 9 of the General Law of Negotiable Instruments and Credit Operations; **f)** Power of attorney to open and close bank accounts in the name of the Corporation, make deposits, draw checks therefrom and to appoint persons to make deposits and draw from said accounts, with the powers referred to in Article 9 of the General Law of Negotiable Instruments and Credit Operations; **g)** Power of attorney to substitute wholly or partially the powers and authority conferred above, reserving the exercising thereof and with the restrictions specified, and revoking powers of attorney granted. **RESTRICTION:** The powers of attorney referred to in points d) and e) above must be exercised by the attorney-in-fact with the written authorization or the signature of any of the following board members: David Charles Wolfin and/or Louis Wolfin."..."

PARTICULARS:

The parties appearing declare that their particulars are as follows:

A).- RAYMUNDO EDUARDO STACKPOLE ARMENDÁRIZ: Mexican by birth, of age, born in Cuencamé, Durango, on March 15 (fifteen), 1967 (nineteen sixty-seven); married; industrialist and residing at Calle Emilio Carranza esquina con Fco. Sarabia Colonia Centro, Cuencamé, Dgo., CP 35805, visiting this city, who, in accordance with article thirty-one of the Notary's Act for the State of Durango, identified himself with his voter's identity card issued by the Federal Electoral Institute, number 006921252981 (zero, zero, six, nine, two, one, two, five, two, nine, eight, one).

B).- JOSÉ CARLOS RODRIGUEZ MORENO: Mexican by birth, of age, married, geological engineer, born on November four, nineteen fifty-nine, residing at Avenida Jaralillo number two hundred and twenty-nine, Fraccionamiento Colinas del Saltito, Durango, who, in accordance with article thirty-one of the Notary's Act for the State of Durango, identified himself with his voter's identity card issued by the Federal Electoral Institute Number 0322021339584 (zero, three, two, two, zero, two, one, three, three, nine, five, eight, four).

GLORIA OROZCO MENDOZA
PERITO TRADUCTOR
CONSEJO DE LA JUDICATURA FEDERAL

I, THE NOTARY, CERTIFY:

I.- That the parties appearing identified themselves as provided in the particulars chapter hereof and that to my best knowledge they have full legal capacity to grant this document as I have no reason to believe otherwise.

II.- The parties made their declarations having been warned of the penalties for making false statements.

III.- All that referred to and inserted herein are true to the original documents and/or certified copies that I had before me and to which I refer.

IV.- The parties appearing declared that they shall register this document with the Public Registry of Mining, so the undersigned notary is hereby released from any responsibility for any failure to do so. --

V.- In compliance with article 34 (thirty-four) of the Foreign Investment Act, **JOSÉ CARLOS RODRÍGUEZ MORENO** evidenced to me that his principal was registered with the National Registry of Foreign Investment.

VI.- The parties appearing read this document for themselves and, having explained to them its value and legal consequences, they declared that they agreed with it and signed it before me and with me as of the date hereof, the date on which I definitively authorize this document as it meets all necessary requirements for its authorization.

MINERALES DE AVINO, SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE, represented herein by **RAYMUNDO EDUARDO STACKPOLE ARMENDÁRIZ, legal representative.- Illegible signature.- COMPAÑÍA MINERA MEXICANA DE AVINO, SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE,** represented herein by **JOSÉ CARLOS RODRÍGUEZ MORENO, legal representative.- Illegible signature.- "BEFORE ME".- JESÚS BERMÚDEZ FERNÁNDEZ, NOTARY PUBLIC NUMBER EIGHT.- illegible signature.- Stamp.**

DOCUMENTS ATTACHED

APPENDIX "A".- LIST OF MINING CAMPS OF THE DEEDS OF CONCESSION OF MINERALES DE AVINO, S.A. DE C.V.

THIS IS THE FIRST NOTARIAL COPY TAKEN FROM THE ORIGINAL, COMPRISING 13 (THIRTEEN) PAGES, DULY COMPARED, ISSUED TO COMPAÑÍA MINERA MEXICANA DE AVINO, SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE, IN DURANGO, CAPITAL OF THE STATE OF THE SAME NAME, ON THE EIGHTEENTH DAY OF FEBRUARY, TWO THOUSAND AND TWELVE.

[A stamped seal reading:]
Jesús Bermúdez Fernández
Notary Public No. 8
Durango, Durango

[Illegible signature]

JESÚS BERMÚDEZ FERNÁNDEZ
NOTARY PUBLIC NUMBER EIGHT

[A kinegram reading:]
Notary's College of the State of Durango

ESTADOS UNIDOS MEXICANOS

GLORIA OROZCO MENDOZA
PERITO TRADUCTOR
CONSEJO DE LA JUDICATURA FEDERAL

THIS DOCUMENT, APPENDIX "A", IS PART OF PUBLIC DOCUMENT NUMBER FIFTEEN THOUSAND ONE HUNDRED AND NINETY-SEVEN, VOLUME SEVEN HUNDRED AND TWENTY-SIX, GRANTED BEFORE ME, JESÚS BERMÚDEZ FERNÁNDEZ, NOTARY PUBLIC NUMBER EIGHT FOR THE FIRST JUDICIAL DISTRICT OF DURANGO, ON FEBRUARY EIGHTEEN, TWO THOUSAND AND TWELVE.

LIST OF MINING CAMPS OR MINING LOTS LEGALLY OWNED BY MINERALES DE AVINO, SA DE CV, AND THAT ARE SUBJECT MATTER OF THIS CONTRACT SIGNED WITH MINERA MEXICANA DE AVINO, SA DE CV.

NAME	DEED NUMBER	SURFACE AREA
LA PLATOSA (MERGER OF MINING CONCESSIONS).	170585	98.8297
TERCER REY	171327	18.0000
UNIFICACIÓN PRIMER REY.	180282	62.8998
AVINO Y EMMA	170586	23.5130

MINERALS DE AVINO, SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE
represented herein by its legal representative:

[Illegible signature]
RAYMUNDO EDUARDO STACKPOLE ARMENDÁRIZ

COMPAÑIA MINERA MEXICANA DE AVINO, SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE, represented herein by its legal representative:

[Illegible signature]
JOSÉ CARLOS RODRÍGUEZ MORENO

Lic. Gloria Orozco Mendoza. Perito Traductor autorizado por el Consejo de la Judicatura Federal del Poder Judicial de la Federación por acuerdo publicado en el Diario Oficial de la Federación de fecha 01 de diciembre de 2011, CERTIFICO que la anterior traducción al español contenida en 14 fojas útiles por su anverso es, a mi juicio, fiel y completa de su original en idioma inglés.

México, D.F., 27 de febrero de 2012.

GLORIA OROZCO MENDOZA
PERITO TRADUCTOR
CONSEJO DE LA JUDICATURA FEDERAL